Exhibit 99.3

Purchase Plan

LCM LAZARD CAPITAL MARKETS

10b5-1 Purchase Plan

This 10b5-1 Purchase Plan, dated June 19, 2013 (this “Purchase Plan”), is between Robert L. Johnson, an individual (“RLJ”), and Lazard Capital Markets LLC (“LCM”).

WHEREAS, RLJ desires to establish this Purchase Plan to purchase shares of the common stock of RLJ Entertainment, Inc., ticker RLJE (the “Stock”); and

WHEREAS, RLJ desires to engage LCM to effect purchases of shares of Stock in accordance with this Purchase Plan;

NOW, THEREFORE, RLJ and LCM hereby agree as follows:

1.        (a) Subject to RLJ’s continued compliance with Section 2 hereof, LCM shall effect a purchase or purchases (each, a “Purchase”) an aggregate of $2,000,000.00 of the Stock (the “Total Plan Purchases”) per the attached Appendix “A.”  Each Purchase shall be made at a time and in an amount selected by LCM in its sole discretion, subject to the parameters set forth in this Section 1 and Appendix A.

   (b) Purchases may be made in the open market or through privately negotiated transactions.  LCM shall comply with the requirements of paragraphs (b)(2), (b)(3) and (b)(4) of Rule 10b-18 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the terms and conditions of that certain 10b-18 Purchase Agreement between RLJ and LCM, dated June 19, 2013 (the “Purchase Agreement”), in connection with Purchases of Stock pursuant to this Purchase Plan.  RLJ and LCM each agree not to take any action that would cause Purchases not to comply with Rule 10b-18 or Rule 10b5-1.

2.        RLJ shall pay LCM commissions in accordance with the Purchase Agreement.

3.        (a) This Purchase Plan shall become effective immediately and shall terminate upon the first to occur of the following:

 (1) June 19, 2015;

 (2) the purchase of the number of Total Plan Purchases pursuant to this Purchase Plan;

 (3) receipt by LCM of notice of early termination substantially in the form of Appendix “B,” delivered by telecopy, transmitted to telecopy number 212 830-3651, Attention: Robert K. Lagay, and confirmed by telephone to Andy Laszlo at 212 632-6892;

 (4) the commencement of any voluntary or involuntary case or other proceeding seeking liquidation, reorganization or other relief under any bankruptcy, insolvency or similar law or seeking the appointment of a trustee, receiver or other similar official, or the taking of any action by RLJ to authorize or commence any of the foregoing;

 (5) the public announcement of a tender or exchange offer for the Stock or of a merger, acquisition, recapitalization or other similar business combination or transaction as a result of which the Stock would be exchanged for or converted into cash, securities or other property; or

 (6) the failure of RLJ or LCM to comply with this Purchase Plan, Rule 10b5-1 or Rule 10b-18.

   (b) Section 13 of this Purchase Plan shall survive any termination hereof.  In addition, RLJ’s obligation under Section 2 hereof in respect of any shares of Stock properly purchased prior to any termination hereof shall survive any termination hereof.

4.       RLJ shall immediately notify LCM if he becomes subject to a legal, regulatory or contractual restriction or undertaking that would prevent LCM from making purchases pursuant to this Purchase Plan, and, in such a case, RLJ will terminate the Purchase Plan, or upon advice of legal counsel that such action can be taken, RLJ and LCM will cooperate to amend or otherwise revise this Purchase Plan to take account of such legal, regulatory or contractual restriction or undertaking (provided that neither party shall be required to take any action that would be inconsistent with the requirements of Rule 10b5-1(c)).

5.        RLJ understands that LCM may not be able to effect a Purchase due to a market disruption or a legal, regulatory or contractual restriction or internal policy applicable to LCM or otherwise.  If any Purchase cannot be executed as required by Section 1 due to a market disruption, a legal, regulatory or contractual restriction or internal policy applicable to LCM or any other event, LCM shall effect such Purchase as promptly as practicable after the cessation or termination of such market disruption, applicable restriction or other event.

6.        RLJ represents and warrants, on the date hereof and on the date of any amendment hereto, that: (a) he is not aware of material, nonpublic information with respect to the Stock, (b) he is entering into or amending, as the case may be, this Purchase Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 under the Exchange Act or other applicable securities laws and (c) his execution of this Purchase Plan or amendment hereto, as the case may be, and the Purchases contemplated hereby do not and will not violate or conflict with the RLJ Entertainment, Inc. certificate of incorporation or by-laws or, if applicable, any similar constituent document, or any law, rule regulation or agreement binding on or applicable to RLJ Entertainment, Inc. or any of its subsidiaries or any of its of their property or assets.  LCM represents and warrants, on the date hereof and on the date of any amendment hereto, that it is not aware of material, nonpublic information with respect to RLJ Entertainment, Inc. or any securities of RLJ Entertainment, Inc. (including the Stock).

7.        It is the intent of the parties that this Purchase Plan comply with the requirements of Rule 10b5-1(c)(1)(i)(B) and Rule 10b-18 under the Exchange Act, and this Purchase Plan shall be interpreted to comply with the requirements thereof.

8.        At the time of RLJ’s execution of this Purchase Plan, RLJ has not entered into a similar agreement with respect to the Stock other than the Purchase Agreement.  RLJ agrees not to enter into any such agreement while this Purchase Plan remains in effect.

9.        Except as specifically contemplated hereby, RLJ shall be solely responsible for compliance with all statutes, rules and regulations applicable to RLJ and the transactions contemplated hereby, including, without limitation, reporting and filing requirements; provided, however, that LCM shall be solely responsible to comply with the requirements of paragraphs (b)(2), (b)(3) and (b)(4) of Rule 10b-18 and Rule 10b5-1 in connection with the Purchases.

10.      This Purchase Plan shall be governed by and construed in accordance with the laws of the State of New York and may be modified or amended only by a writing signed by the parties hereto.

11.     RLJ represents and warrants that the transactions contemplated hereby are consistent with RLJ’s publicly announced stock purchase program.

12.     The number of Total Plan Purchases, other share amounts and prices, if applicable, set forth in section 1(a) shall be adjusted automatically on a proportionate basis to take into account any stock split, reverse stock split or stock dividend with respect to the Stock or any change in capitalization with respect to RLJ Entertainment, Inc. that occurs during the term of this Purchase Plan.

13.     Except for the right to terminate this Purchase Plan as contemplated by Section 3 (a) (4) of this Purchase Plan, RLJ acknowledges and agrees that he does not have authority, influence or control over any Purchase effected by LCM pursuant to this Purchase Plan and RLJ will not attempt to exercise any authority, influence or control over Purchases.  LCM agrees not to seek advice from the RLJ with respect to the manner in which it effects Purchases under this Purchase Plan.

14.     This Purchase Plan may be executed in any number of counterparts, all of which, taken together, shall constitute one and the same agreement.

IN WITNESS WHEREOF, the undersigned have signed this Purchase Plan as of the date first written above.

LAZARD CAPITAL MARKETS LLC

By:	/s/ Robert K. Lagay
Name: Robert K. Lagay
Title: General Counsel

Robert L. Johnson

/s/ Robert L. Johnson
Robert L. Johnson

Appendix A
Purchase Parameters

Share Price Range	Max Shares Per Day	% of Avg. Daily Volume	Assumed Purchase Price	Daily Spend

[confidential treatment requested for contents of table]

Note:  The above grid’s reference to “max shares per day” is indicative of the current 10b-18 limit.  This limit is subject to change and the “max shares per day” will be adjusted accordingly.

Once each week, in lieu of purchasing under the 25 percent of ADTV limit for that day, LCM may exercise its discretion to effect one block purchase on behalf of Mr. Johnson if:
(i) No other Rule 10b-18 purchases are effected that day, and
(ii) The block purchase is not included when calculating a security's four week ADTV under Rule 10b-18.

The maximum price per share to be paid for any block transaction shall not exceed $[confidential treatment requested], excluding commissions.  The maximum amount of shares that can be purchased in any one block transaction will not exceed [confidential treatment requested] shares.

For purposes of this plan, the term “block” shall have the meaning set forth in Rule 10b-18(a)(5).

Appendix B

 Request for Early Termination of Purchase Plan

To: LAZARD CAPITAL MARKETS LLC

As of the date hereof, Robert L. Johnson, an individual, hereby requests termination of the Purchase Plan, dated June 19, 2013, in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 or other applicable securities laws.

IN WITNESS WHEREOF, the undersigned has signed this Request for Early Termination of Purchase Plan as of the date specified below.

Robert L. Johnson

Date:
Robert L. Johnson